PRESS RELEASE

Univar Solutions Reports Strong 2022 Third Quarter Financial Results and Affirms Mid-Point of Full-Year 2022 Guidance; Announces $200 Million Accelerated Share Repurchase and Additional $1 Billion Share Repurchase Authorization
DOWNERS GROVE, Ill. – November 1, 2022 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a leading global solutions provider to users of specialty ingredients and chemicals, today announced financial results for the third quarter ended September 30, 2022.
Third Quarter 2022 Highlights
•Strong net income of $130.0 million was 54.0 percent higher than the $84.4 million reported in the prior-year third quarter. Adjusted net income(1) of $141.1 million compared to $106.3 million in the prior-year third quarter.
•Earnings per diluted share improved to $0.78 compared to $0.49 per diluted share in the prior-year third quarter. Adjusted earnings per diluted share(1) increased to $0.84 from $0.62 in the prior-year third quarter.
•Strong Adjusted EBITDA(1) was $259.6 million compared to $210.9 million in the prior-year third quarter. Adjusted EBITDA margin(1) of 8.7 percent improved from 8.5 percent in the prior-year third quarter.
•Net cash provided by operating activities increased to $257.0 million from $123.7 million in the prior- year third quarter.
•Leverage ratio(1) was 2.1x at September 30, 2022, compared to 2.2x at June 30, 2022.
•Executed $100 million of share repurchases during the third quarter.
•Full-year Adjusted EBITDA(1) guidance is in the range of $1,050 million to $1,070 million.

"Over the past three years, we have transformed this company into a reliable solutions provider while also driving impressive financial results through the value we create for both our customers and suppliers,” said David Jukes, president, and chief executive officer. “Regardless of the conditions or environment, we have continued to put the customer at the centre of all we do whilst improving and strengthening our operations, especially in North America. This gives us confidence in our ability to navigate whatever market conditions lie ahead. We remain focused on delivering on our business strategy, leveraging our global strength in Ingredients and Specialties, and our strong position in North America. We also are focused on executing a capital allocation strategy that is balanced between investments in global growth and share repurchases, all with the goal of enhancing long-term shareholder value. The additional $1 billion share repurchase authorization announced today is a direct result of our confidence to continue to deliver strong net free cash flow.”
(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, compare third quarter 2022 results with third quarter 2021 results.

	(Unaudited)
	Three months ended September 30,				% change constant
(in millions)	2022	2021	$ change	% change	currency(1)
Segment External Sales(2)
USA	$2,021.2	$1,616.8	$404.4	25.0%	25.0%
EMEA	486.5	480.3	6.2	1.3%	24.3%
Canada	273.9	223.3	50.6	22.7%	27.4%
LATAM	201.9	167.5	34.4	20.5%	22.1%
Total Consolidated Net Sales	$2,983.5	$2,487.9	$495.6	19.9%	24.9%

Gross Profit (exclusive of depreciation)(3)(4)
USA	$490.1	$410.9	$79.2	19.3%	19.3%
EMEA	106.9	113.1	(6.2)	(5.5)%	15.6%
Canada	65.0	56.8	8.2	14.4%	18.8%
LATAM	44.1	35.6	8.5	23.9%	25.3%
Total Consolidated Gross Profit (exclusive of depreciation)(3)	$706.1	$616.4	$89.7	14.6%	18.9%

Total Consolidated Net Income	$130.0	$84.4	$45.6	54.0%	59.0%

Adjusted EBITDA(3)
USA	$182.5	$140.2	$42.3	30.2%	30.2%
EMEA	35.0	34.4	0.6	1.7%	28.5%
Canada	27.9	24.0	3.9	16.3%	20.4%
LATAM	17.3	15.7	1.6	10.2%	11.5%
Other(5)	(3.1)	(3.4)	0.3	8.8%	8.8%
Total Consolidated Adjusted EBITDA(3)	$259.6	$210.9	$48.7	23.1%	28.1%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of Non-GAAP Financial Measures” for further discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures.
(4)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(5)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $3.0 billion, an increase of 19.9 percent on a reported basis and 24.9 percent on a constant currency basis(1) compared to the prior-year third quarter. Higher sales were attributable to our pricing discipline in inflationary markets and market share gains.
Gross profit (exclusive of depreciation) of $706.1 million increased 14.6 percent on a reported basis and 18.9 percent on a constant currency basis(1). Higher gross profit was driven primarily by our pricing discipline in inflationary markets, operational execution, and market share gains, partially offset by higher input cost inflation. Gross margin decreased 110 basis points to 23.7 percent compared to the prior-year third quarter, primarily due to higher input cost inflation, partially offset by our pricing discipline in inflationary markets.
Net income was $130.0 million, or $0.78 per diluted share, compared to net income of $84.4 million, or $0.49 per diluted share, in the prior-year third quarter. The increase was primarily due to higher gross profit (exclusive of depreciation), partially offset by higher outbound freight and handling, Warehousing, Selling and Administrative (WS&A) costs, and taxes.
Adjusted earnings per diluted share(1) of $0.84 in the quarter increased from $0.62 in the prior-year third quarter primarily due to higher net income.
Adjusted EBITDA(1) of $259.6 million increased $48.7 million, or 23.1 percent, compared to the prior-year third quarter, or an increase of 28.1 percent on a constant currency basis(1). The increase was driven primarily by higher gross profit, partially offset by higher outbound freight and handling, as well as higher WS&A costs.
Net cash provided by operating activities increased to $257.0 million from $123.7 million in the third quarter last year, primarily driven by net working capital improvements and higher net income.
Liquidity was $1,077.3 million as of September 30, 2022, inclusive of $276.3 million of cash on hand and availability under committed, asset-based credit facilities.

(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

Segment Results
USA:
•USA external sales increased 25.0 percent during the quarter, primarily due to our pricing discipline in inflationary markets and market share gains.
•Gross profit (exclusive of depreciation) increased by 19.3 percent, primarily driven by our pricing discipline in inflationary markets, operational execution and market share gains, partially offset by input cost inflation. Gross margin decreased 120 basis points to 24.2 percent, primarily driven by input cost inflation, partially offset by our pricing discipline in inflationary markets.
•Adjusted EBITDA(1) increased 30.2 percent to $182.5 million, primarily driven by higher gross profit, partially offset by higher outbound freight and handling as well as WS&A costs. The increase in WS&A was primarily due to higher operating costs and variable compensation. Adjusted EBITDA margin(1) increased by 30 basis points to 9.0 percent, reflecting the business operating leverage.

EMEA:
•EMEA external sales increased 1.3 percent, or 24.3 percent on a constant currency basis(1). The increase was primarily due to our pricing discipline in inflationary markets and market share gains.
•Gross profit (exclusive of depreciation) decreased 5.5 percent on a reported basis. On a constant currency basis(1), gross profit increased 15.6 percent, primarily driven by our pricing discipline in inflationary markets, operational execution and market share gains, partially offset by input cost inflation. Gross margin decreased 150 basis points to 22.0 percent, driven by input cost inflation, partially offset by our pricing discipline in inflationary markets.
•Adjusted EBITDA(1) increased 1.7 percent to $35.0 million on a reported basis, or 28.5 percent on a constant currency basis(1), compared to the prior-year third quarter. On a constant currency basis(1), this increase was primarily driven by higher gross profit. Adjusted EBITDA margin(1) remained flat at 7.2 percent, primarily due to lower gross margin, offset by the business operating leverage.

(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

CANADA:
•Canada external sales increased by 22.7 percent, or 27.4 percent on a constant currency basis(1), primarily due to our pricing discipline in inflationary markets and market share gains.
•Gross profit (exclusive of depreciation) increased by 14.4 percent, or 18.8 percent on a constant currency basis(1). The increase was driven primarily by our pricing discipline in inflationary markets, operational execution and market share gains, partially offset by input cost inflation. Gross margin decreased 170 basis points to 23.7 percent, primarily driven by input cost inflation, partially offset by our pricing discipline in inflationary markets.
•Adjusted EBITDA(1) increased 16.3 percent to $27.9 million, or 20.4 percent on a constant currency basis(1) compared to the prior year. The increase in Adjusted EBITDA(1) was primarily due to higher gross profit, partially offset by higher WS&A costs, which was impacted by higher operating costs and variable compensation. Adjusted EBITDA margin(1) decreased by 50 basis points to 10.2 percent, primarily due to lower gross margin, partially offset by the business operating leverage.

LATAM:
•LATAM external sales increased by 20.5 percent, or 22.1 percent on a constant currency basis(1), largely due to our pricing discipline in inflationary markets and the Sweetmix acquisition.
•Gross profit (exclusive of depreciation) increased by 23.9 percent, or 25.3 percent on a constant currency basis(1), primarily due to our pricing discipline in inflationary markets and the Sweetmix acquisition, partially offset by input cost inflation. Gross margin increased 50 basis points to 21.8 percent, primarily driven by our pricing discipline in inflationary markets, partially offset by input cost inflation.
•Adjusted EBITDA(1) increased 10.2 percent to $17.3 million on a reported basis, or 11.5 percent on a constant currency basis(1). Adjusted EBITDA(1) increased primarily due to higher gross profit, partially offset by higher WS&A costs given increased corporate cost allocation as a result of the SAP implementation and higher operating costs. Adjusted EBITDA margin(1) decreased 80 basis points to 8.6 percent, primarily due to higher WS&A costs.

(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

Outlook

The Company expects Adjusted EBITDA(1) to be between $180 million and $200 million for the fourth quarter of 2022 as compared to $207.1 million for the fourth quarter of 2021. For full-year 2022, the Company expects Adjusted EBITDA(1) in a range of $1,050 million to $1,070 million, as compared to $797.7 million for full-year 2021. Our forecast reflects anticipated continued strong operational execution, continued market share growth and disciplined cost management. Net Free Cash Flow(1) for full-year 2022 is expected to be approximately $400 million.
The Company provided the following objectives through 2025 and expects to deliver:

•Adjusted EBITDA(1) margins of greater than 9 percent
•2025 Adjusted EPS(2) greater than $4.50
•50 percent Net Free Cash Flow(1) conversion
•Deliver greater than 20 percent Return on Invested Capital (ROIC)(1)
•Maintain leverage ratio between 2.0x and 2.5x
•Continued pursuit of accretive strategic M&A opportunities
•Average annual capital return to shareholders of ~50 percent of Adjusted Net Income(1)

The majority of the Company's debt obligations mature in 2026 and beyond. The Company is in full compliance with the covenants under its credit agreements as of September 30, 2022.

Share Repurchase Authorization

The Board of Directors (“Board”) has approved an increase in the amount of authorized purchases under the Company’s existing share repurchase program by $1 billion. The Company also has entered into an accelerated share repurchase (“ASR”) agreement with Goldman Sachs & Co. LLC (“Goldman”) as part of the upsized repurchase program. Under the terms of the ASR, the Company has agreed to repurchase an aggregate of $200 million of its common stock from Goldman, with an initial share delivery equal to approximately 75% of the notional value of the ASR, based on current market prices. The final number of shares to be repurchased under the ASR will be based on a discount to the average of the daily volume-weighted average stock prices for Rule 10b-18 eligible transactions in Univar Solutions common stock during the term of the ASR. Purchases under the ASR are expected to be completed prior to the end of Q1 2023. The additional Board authorization, together with the remaining $245 million available at September 30, 2022 under the initial authorization in November of 2021, provides the Company with $1.245 billion available to be used for the $200 million ASR and future buyback activity through October 2026.

Under the share repurchase program, the Company may purchase shares from time to time at the discretion of management through open market purchases, privately negotiated transactions, block trades, accelerated or other structured share repurchase programs, or other means. The manner, timing, pricing and amount of any share repurchase transactions will be based upon a variety of factors, including market conditions, applicable legal requirements and alternative opportunities that the Company may have for the use or investment of capital.

(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.
(2)The Company is not providing a reconciliation of forward-looking Adjusted EPS to the most directly comparable forward-looking GAAP measure because the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) non-operating retirement benefits, (c) gains and losses on foreign currency transactions and undesignated derivative instruments and (d) debt refinancing costs. Each of the adjustments has not occurred, are out of the Company's control and/or cannot be reasonably predicted. For this reason, the Company is unable to address the probable significance of the unavailable information.

Conference Call and Webcast Details
The Company will host a webcast with investors to discuss third quarter 2022 results at 8:30 a.m. ET on November 2, 2022, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website until November 2, 2024.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and technical sales force, unparalleled logistics know-how, deep market and regulatory knowledge, formulation and recipe development, and leading digital tools, the Company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. While fulfilling its purpose to help keep communities healthy, fed, clean and safe, Univar Solutions is committed to helping customers and suppliers innovate and focus on Growing Together. Learn more at www.univarsolutions.com.

FOR ADDITIONAL INFORMATION:
Investor Relations:                    Media Relations:
Heather Kos                        Dwayne Roark
+1-844-632-1060                    +1-331-777-6031
IR@univarsolutions.com                mediarelations@univarsolutions.com

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain Non-GAAP financial measures. In particular, the Company presents the Non-GAAP financial measures of gross profit (exclusive of depreciation), gross margin (defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated basis and by external sales on a segment level, as applicable), delivered gross profit (defined as gross profit (exclusive of depreciation) less outbound freight and handling), Adjusted EBITDA, Adjusted EBITDA margin (defined as Adjusted EBITDA divided by net sales on a consolidated basis and by external sales on a segment level, as applicable), Adjusted net income, Adjusted earnings per diluted share, leverage ratio, net free cash flow, ROIC (defined as the last twelve months ("LTM") Adjusted Net Income divided by Net Assets Deployed) and results on a constant currency basis. The Non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these Non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company has used, and may continue to use, Adjusted EBITDA and Adjusted earnings per diluted share in setting performance incentive targets to more closely align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a Non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages and other information by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
The Non-GAAP financial measures noted above are not calculated in accordance with GAAP and should not be considered a substitute for any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than the Company does, limiting their usefulness as comparative measures. For further information related to the Company’s use of Non-GAAP financial measures, and reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding, the Company's anticipated future results and financial performance, liquidity position and cash flows, actions regarding expense control and cost reductions, capital expenditures, market opportunities, capital allocation strategy, and other statements regarding the Company's commitments to its objectives through 2025 and other initiatives. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: general economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns increased competitive pressures, including as a result of competitor consolidation; potential supply chain disruptions; significant changes in the pricing, demand and availability of chemicals; our indebtedness, the restrictions imposed by, and costs associated with, our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations and changes in tax laws; potential cybersecurity incidents, including security breaches; an inability to generate sufficient working capital; transportation related challenges, including increases in transportation and fuel costs, changes in our relationship with third party transportation providers, and ability to attract and retain qualified drivers; accidents, safety failures, environmental damage, product quality issues; delivery failures or hazards and risks related to our operations and the hazardous materials we handle, potential inability to obtain adequate insurance coverage; ongoing litigation, potential product liability claims and recalls, and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; possible impairment of goodwill and intangible assets; the ongoing and evolving COVID-19 pandemic, including impacts on the global economy, our employees, customers, vendors and suppliers, and our business, results of operation and financial condition; significant changes in the business strategies of producers or in the operations of our customers; an inability to integrate the business and systems of companies we acquire, including failure to realize the anticipated benefits of such acquisitions; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; our ability to attract or retain a qualified and diverse workforce; our ability to execute on our strategies related to environmental, social, and governance matters, and achieve related expectations may be impacted as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing and changes in carbon markets; and the other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as well as other filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Net sales	$2,983.5	$2,487.9	$8,882.7	$7,037.4
Cost of goods sold (exclusive of depreciation)	2,277.4	1,871.5	6,711.1	5,276.1
Operating expenses:
Outbound freight and handling	121.7	105.8	363.3	295.0
Warehousing, selling and administrative	324.8	299.7	937.8	875.7
Other operating expenses, net	5.7	17.7	26.7	91.8
Depreciation	32.8	36.7	97.9	117.8
Amortization	12.0	12.4	35.8	38.7
Impairment charges	0.3	0.9	0.3	3.0
Total operating expenses	497.3	473.2	1,461.8	1,422.0
Operating income	208.8	143.2	709.8	339.3
Other (expense) income:
Interest income	0.8	1.5	2.9	2.6
Interest expense	(27.6)	(23.7)	(74.1)	(77.1)
Gain on sale of business	—	—	—	88.2
Other income, net	0.6	1.1	11.0	33.1
Total other (expense) income	(26.2)	(21.1)	(60.2)	46.8
Income before income taxes	182.6	122.1	649.6	386.1
Income tax expense	52.6	37.7	175.9	82.3
Net income	$130.0	$84.4	$473.7	$303.8

Income per common share:
Basic	$0.78	$0.49	$2.82	$1.79
Diluted	$0.78	$0.49	$2.79	$1.78

Weighted average common shares outstanding:
Basic	165.9	170.9	167.9	170.1
Diluted	167.2	171.9	169.5	170.9

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share data)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$276.3	$251.5
Trade accounts receivable, net of allowance for doubtful accounts of $12.0 and $15.8 at September 30, 2022 and December 31, 2021, respectively	1,733.4	1,539.5
Inventories	1,165.6	932.2
Prepaid expenses and other current assets	212.2	169.1
Total current assets	3,387.5	2,892.3
Property, plant and equipment, net	1,016.3	1,031.0
Goodwill	2,277.4	2,310.4
Intangible assets, net	177.0	211.7
Deferred tax assets	24.3	29.4
Other assets	386.4	303.0
Total assets	$7,268.9	$6,777.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,042.3	$1,009.3
Current portion of long-term debt	38.5	41.5
Accrued compensation	162.7	196.4
Other accrued expenses	393.5	420.4
Total current liabilities	1,637.0	1,667.6
Long-term debt	2,466.0	2,223.5
Pension and other postretirement benefit liabilities	184.6	211.7
Deferred tax liabilities	107.7	56.1
Other long-term liabilities	309.2	326.4
Total liabilities	4,704.5	4,485.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 200,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 172,489,238 and 171,199,938 shares issued at September 30, 2022 and December 31, 2021, respectively	1.7	1.7
Additional paid-in capital	3,084.3	3,048.5
Treasury stock at cost, 9,336,213 and 1,832,385 shares at September 30, 2022 and December 31, 2021, respectively	(254.9)	(50.0)
Retained earnings (accumulated deficit)	128.7	(345.0)
Accumulated other comprehensive loss	(395.4)	(362.7)
Total stockholders’ equity	2,564.4	2,292.5
Total liabilities and stockholders’ equity	$7,268.9	$6,777.8

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2022	2021	2022	2021
Operating activities:
Net income	$130.0	$84.4	$473.7	$303.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.8	49.1	133.7	156.5
Impairment charges	0.3	0.9	0.3	3.0
Amortization of deferred financing fees and debt discount	1.4	1.5	4.3	4.9
Gain on sale of business	—	—	—	(88.2)
Gain on sale of property, plant and equipment	(0.1)	(3.2)	(2.3)	(6.3)
Deferred income taxes	14.7	17.8	27.2	15.8
Stock-based compensation expense	5.2	6.8	26.9	16.0
Fair value adjustment for warrants	—	—	—	(33.8)
Other	5.5	0.9	6.3	2.3
Changes in operating assets and liabilities:
Trade accounts receivable, net	66.0	(43.2)	(251.4)	(364.2)
Inventories	21.7	(62.2)	(266.7)	(184.8)
Prepaid expenses and other current assets	21.4	18.2	(16.0)	(24.5)
Trade accounts payable	(83.6)	(0.3)	73.9	207.1
Other, net	29.7	53.0	(39.1)	107.5
Net cash provided by operating activities	257.0	123.7	170.8	115.1
Investing activities:
Purchases of property, plant and equipment	(38.9)	(30.0)	(103.7)	(68.9)
Purchases of businesses, net of cash acquired	(12.7)	—	(16.5)	—
Proceeds from sale of property, plant and equipment	0.4	5.2	3.6	13.7
Proceeds from sale of business	—	0.2	—	136.5
Other	1.0	—	1.0	(2.3)
Net cash (used) provided by investing activities	(50.2)	(24.6)	(115.6)	79.0
Financing activities:
Proceeds from issuance of long-term debt, net	—	—	—	995.0
Payments on long-term debt and finance lease obligations	(9.3)	(59.0)	(77.3)	(1,389.0)
Proceeds under revolving credit facilities	496.8	654.1	1,422.4	2,006.3
Payments under revolving credit facilities	(518.8)	(666.1)	(1,128.3)	(1,992.8)
Taxes paid related to net share settlements of stock-based compensation awards	(0.2)	(0.1)	(7.7)	(2.6)
Purchases of treasury stock	(100.3)	—	(204.9)	—
Stock option exercises	0.5	0.7	16.5	8.5
Proceeds from the exercise of warrants	—	—	—	27.1
Other	(4.7)	(7.3)	(2.0)	0.1
Net cash (used) provided by financing activities	(136.0)	(77.7)	18.7	(347.4)
Effect of exchange rate changes on cash and cash equivalents	(29.3)	(7.6)	(49.1)	(12.5)
Net increase (decrease) in cash and cash equivalents	41.5	13.8	24.8	(165.8)
Cash and cash equivalents at beginning of period	234.8	207.0	251.5	386.6
Cash and cash equivalents at end of period	$276.3	$220.8	$276.3	$220.8

Schedule A
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2022		2021		2022		2021
(in millions, except per share data)	Amount	per share (1)(2)	Amount	per share (1)(2)	Amount	per share (1)(2)	Amount	per share (1)(2)
Net income and diluted EPS	$130.0	$0.78	$84.4	$0.49	$473.7	$2.79	$303.8	$1.78
Amortization	12.0	0.07	12.4	0.07	35.8	0.21	38.7	0.23
Exchange loss(3)	2.4	0.01	1.4	0.01	6.3	0.04	6.8	0.04
Derivative (gain) loss(3)	(0.9)	—	0.6	0.01	(9.4)	(0.05)	1.4	0.01
Gain on sale of business	—	—	—	—	—	—	(88.2)	(0.52)
Nexeo employee severance and other facility closure costs(4)	—	—	2.6	0.01	—	—	5.5	0.03
Loss (gain) on extinguishment of debt and debt refinancing costs(3)	—	—	0.2	—	(1.5)	(0.01)	9.3	0.05
Nexeo acquisition and integration related expenses(4)	—	—	12.0	0.07	—	—	44.8	0.26
Other acquisition and integration related expenses(3)	1.5	0.01	—	—	1.5	0.01	—	—
Fair value adjustment for warrants(3)	—	—	—	—	—	—	(33.8)	(0.20)
Non-operating retirement benefits(3)	(2.7)	(0.02)	(3.8)	(0.02)	(8.2)	(0.05)	(14.5)	(0.08)
Multi-employer pension plan exit liability(3)	—	—	—	—	—	—	31.2	0.18
Income tax benefit related to reconciling items(5)	(3.1)	(0.02)	(4.1)	(0.03)	(6.3)	(0.04)	(30.4)	(0.18)
Other discrete tax items(6)	1.9	0.01	0.6	0.01	1.9	0.01	2.7	0.02
Adjusted net income and diluted EPS	$141.1	$0.84	$106.3	$0.62	$493.8	$2.91	$277.3	$1.62

GAAP diluted common shares outstanding(2)	167.2		171.9		169.5		170.9

(1)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income or adjusted net income available to common shareholders divided by diluted weighted average shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted diluted earnings per share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent certain items disclosed on Schedule D included in this document, excluding stock-based compensation, restructuring charges, gain on sale of property, plant and equipment, certain employee severance and facility closure costs and other.
(4)For the three and nine months ended September 30, 2021, Nexeo employee severance and other facility closure costs represent $2.0 million and $4.4 million, respectively, of other employee severance costs and $0.6 million and $1.1 million, respectively, of other facility closure costs related to the Company's 2019 Nexeo acquisition as disclosed on Schedule D included in this document. For the three and nine months ended September 30, 2021, Nexeo acquisition and integration related expenses represent $12.0 million and $44.8 million, respectively, of acquisition and integration related expenses as disclosed on Schedule D included in this document.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(6)Discrete tax items primarily relate to stock-based compensation expense and tax law changes.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	YTD Q3'21	YTD Q3'22	LTM(2) Q2'21	LTM(2) Q3'21	LTM(2) Q2'22	LTM(2) Q3'22
Net income (loss)	$28.9	$(33.7)	$66.2	$153.2	$84.4	$156.8	$180.8	$162.9	$130.0	$303.8	$473.7	$214.6	$270.1	$584.9	$630.5
Depreciation	41.6	39.2	43.8	37.3	36.7	33.1	32.9	32.2	32.8	117.8	97.9	161.9	157.0	134.9	131.0
Amortization	14.7	14.7	13.1	13.2	12.4	13.8	11.8	12.0	12.0	38.7	35.8	55.7	53.4	50.0	49.6
Interest expense, net	27.7	26.7	26.6	25.7	22.2	22.7	21.1	23.3	26.8	74.5	71.2	106.7	101.2	89.3	93.9
Income tax expense (benefit)	2.7	(7.9)	17.6	27.0	37.7	42.3	64.7	58.6	52.6	82.3	175.9	39.4	74.4	203.3	218.2
EBITDA	115.6	39.0	167.3	256.4	193.4	268.7	311.3	289.0	254.2	617.1	854.5	578.3	656.1	1,062.4	1,123.2
Other operating expenses, net(1)	20.3	13.9	44.2	29.9	17.7	15.7	15.7	5.3	5.7	91.8	26.7	108.3	105.7	54.4	42.4
Other (income) expense, net(1)	(1.3)	58.2	(28.7)	(3.3)	(1.1)	(77.3)	(7.7)	(2.7)	(0.6)	(33.1)	(11.0)	24.9	25.1	(88.8)	(88.3)
Impairment charges	20.7	2.6	—	2.1	0.9	—	—	—	0.3	3.0	0.3	25.4	5.6	0.9	0.3
Loss (gain) on sale of business	9.3	32.7	(0.6)	(87.6)	—	—	—	—	—	(88.2)	—	(46.2)	(55.5)	—	—
Adjusted EBITDA	$164.6	$146.4	$182.2	$197.5	$210.9	$207.1	$319.3	$291.6	$259.6	$590.6	$870.5	$690.7	$737.0	$1,028.9	$1,077.6

(1)Refer to Schedule D for more information for the three and nine months ended September 30, 2022 and 2021.
(2)LTM Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio. This Non-GAAP financial measure is not equal to LTM Adjusted EBITDA as defined by the Company's credit agreements as it does not include adjustments for acquisitions and divestitures.

Schedule C
Univar Solutions Inc.
Segment Adjusted EBITDA and
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2022
External customers	$2,021.2	$486.5	$273.9	$201.9	$—	$2,983.5
Inter-segment	28.2	4.8	3.2	0.1	(36.3)	—
Total net sales	2,049.4	491.3	277.1	202.0	(36.3)	2,983.5
Cost of goods sold (exclusive of depreciation)	1,559.3	384.4	212.1	157.9	(36.3)	2,277.4
Outbound freight and handling	93.6	15.5	9.2	3.4	—	121.7
Warehousing, selling and administrative	214.0	56.4	27.9	23.4	3.1	324.8
Adjusted EBITDA	$182.5	$35.0	$27.9	$17.3	$(3.1)	$259.6

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2022
Net sales	$2,049.4	$491.3	$277.1	$202.0	$(36.3)	$2,983.5
Cost of goods sold (exclusive of depreciation)	1,559.3	384.4	212.1	157.9	(36.3)	2,277.4
Gross profit (exclusive of depreciation)	$490.1	$106.9	$65.0	$44.1	$—	$706.1

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2021
External customers	$1,616.8	$480.3	$223.3	$167.5	$—	$2,487.9
Inter-segment	28.9	0.9	0.6	0.7	(31.1)	—
Total net sales	1,645.7	481.2	223.9	168.2	(31.1)	2,487.9
Cost of goods sold (exclusive of depreciation)	1,234.8	368.1	167.1	132.6	(31.1)	1,871.5
Outbound freight and handling	77.7	16.3	8.7	3.1	—	105.8
Warehousing, selling and administrative	193.0	62.4	24.1	16.8	3.4	299.7
Adjusted EBITDA	$140.2	$34.4	$24.0	$15.7	$(3.4)	$210.9

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended September 30, 2021
Net sales	$1,645.7	$481.2	$223.9	$168.2	$(31.1)	$2,487.9
Cost of goods sold (exclusive of depreciation)	1,234.8	368.1	167.1	132.6	(31.1)	1,871.5
Gross profit (exclusive of depreciation)	$410.9	$113.1	$56.8	$35.6	$—	$616.4

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other income, net
(Unaudited)

Other operating expenses, net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2022	2021	2022	2021
Acquisition and integration related expenses	$1.5	$12.0	$1.5	$44.8
Stock-based compensation expense	5.2	6.8	26.9	16.0
Employee severance costs	—	1.8	—	6.7
Multi-employer pension plan exit liability	—	—	—	31.2
Gain on sale of property, plant and equipment	(0.1)	(3.2)	(2.3)	(6.3)
Other	(0.9)	0.3	0.6	(0.6)
Total other operating expenses, net	$5.7	$17.7	$26.7	$91.8

Other income, net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2022	2021	2022	2021
Foreign currency loss, net	$(2.4)	$(1.4)	$(6.3)	$(6.8)
Undesignated foreign currency derivative instruments	(2.8)	(1.0)	(0.9)	(2.8)
Undesignated interest rate swap contracts	1.5	(0.1)	5.2	0.2
Undesignated cross currency swap contracts	2.2	0.5	5.1	1.2
Non-operating retirement benefits	2.7	3.8	8.2	14.5
Debt refinancing costs	—	(0.1)	—	(7.0)
Fair value adjustment for warrants	—	—	—	33.8
Other	(0.6)	(0.6)	(0.3)	—
Total other income, net	$0.6	$1.1	$11.0	$33.1

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	September 30,				June 30,
(in millions)	2022		2021		2022		2021
Total short-term and long-term debt	$2,504.5		$2,278.9		$2,522.9		$2,344.2
Add: Short-term financing	—		—		3.3		8.4
Less: Cash and cash equivalents	(276.3)		(220.8)		(234.8)		(207.0)
Total net debt	$2,228.2		$2,058.1		$2,291.4		$2,145.6

LTM Adjusted EBITDA(1)(2)	$1,081.6		$728.0		$1,031.9		$678.7

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	2.1	x	2.8	x	2.2	x	3.2	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For September 30, 2022 and June 30, 2022, LTM Adjusted EBITDA includes two and five months of Adjusted EBITDA of $1.2 million and $3.0 million, respectively, related to the Sweetmix acquisition on December 1, 2021. For September 30, 2022, LTM Adjusted EBITDA includes ten months of Adjusted EBITDA of $2.8 million related to the Vicom acquisition on July 29, 2022. For September 30, 2021 and June 30, 2021, LTM Adjusted EBITDA excludes six and nine months of Adjusted EBITDA of $9.0 million and $12.0 million, respectively, related to the Distrupol business divestiture on April 1, 2021.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

		Year ended December 31, 2021	Guidance
			Q4 2022		Full year 2022
(in millions)	Q3 2022		Low	High	Low	High
Net income(1)	$130.0	$460.6	$68	$96	$542	$570
Depreciation(1)	32.8	150.9	35	30	133	128
Amortization (1)	12.0	52.5	13	12	48	47
Interest expense, net(1)	26.8	97.2	30	28	101	99
Income tax expense(1)	52.6	124.6	24	34	200	210
Other operating expenses, net(1)	5.7	107.5	10	5	37	32
Other income, net(1)	(0.6)	(110.4)	—	(5)	(11)	(16)
Gain on sale of business(1)	—	(88.2)	—	—	—	—
Impairment charges(1)	0.3	3.0	—	—	—	—
Adjusted EBITDA	$259.6	$797.7	$180	$200	$1,050	$1,070

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.

Schedule G
Univar Solutions Inc.
Reconciliation of GAAP Cash Flow from Operations to Net Free Cash Flow
(Unaudited)

	Year ended December 31, 2021	Guidance Full Year 2022

(in millions)
Net cash provided by operating activities(1)	$290.3	$545
Capital expenditures(1)(2)	(110.9)	(145)
Net free cash flow	$179.4	$400

Net cash provided (used) by investing activities(1)	$23.6	$(162)
Net cash used by financing activities(1)(3)	$(424.6)	$(210)

(1)The forecasted net cash from operating, investing and financing activities presented within this reconciliation excludes certain unusual or infrequent items, such as refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items, impacting GAAP financial metrics. While the Company expects that these unusual or infrequent items may occur in future periods, it is not possible to estimate the amount or significance of these unusual or infrequent items without unreasonable efforts because these items are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. As such, we have included above the impact of only those items about which we are aware, can be reasonably predicted and are reasonably likely to occur during the guidance period covered. These financial measures are included within this reconciliation for informational purposes only and should not be viewed as guidance, as reported GAAP measures may differ materially from such forecasted amounts due to the impact of the items of the type identified above.
(2)Excludes additions from finance leases.
(3)Excludes potential share repurchases in Q4 2022.